SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

current report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of earliest event reported: February 15, 2006

Internet Capital Group, Inc.

(Exact name of registrant as specified in charter)

Delaware	000-26929	23-2996071
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

690 Lee Road, Suite 310, Wayne, PA 19087

(Address of Principal Executive Offices) (Zip Code)

(610) 727-6900

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

/ / Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

/ / Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

/ / Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

/ / Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

Letter Agreement with R. Kirk Morgan

On February 21, 2006, Internet Capital Group, Inc. (the "Company") entered into a letter agreement with R. Kirk Morgan in connection with his promotion to the position of Chief Financial Officer. A copy of the agreement is filed as Exhibit 10.1 to this Current Report and is incorporated herein by reference. The following summary description of the agreement is not intended to be complete and is qualified in its entirety by the complete text of the agreement.

The agreement provides that Mr. Morgan will be paid an annual base salary of $250,000 and be eligible for an annual bonus with a target award equal to 60% of his base salary. The agreement also provides the following benefits should Mr. Morgan's employment be terminated without cause prior to December 31, 2008:

  payment at the time of termination of a lump sum amount equal to 12 months of base salary plus target bonus at the rate existing at termination of employment;
  payment of a pro-rated bonus for service through the termination date based on individual performance and Company performance for that period as determined by the Board of Directors;
  continuation of medical and dental insurance until the earlier of (a) 12 months after termination of employment or (b) eligibility for benefits under another employer's or spouse's employer's plan;
  executive outplacement services; and
  a recommendation to the Compensation Committee of the Board of Directors that equity grants be subject to the better of (a) credit for an additional 12 months of service or (b) application of the terms of the relevant equity grant, in each case with the exercise period of vested equity grants extended to the earlier of (x) 24 months after termination of employment and (y) 12 months after the price of the Company's Common Stock is maintained at a minimum closing price of $16 per share for 20 consecutive trading days, subject to adjustment for splits and the like.

Additionally, under the agreement, in the event of an involuntary termination upon a change in control of the Company, Mr. Morgan would receive 100% acceleration of all equity grants and the term to exercise any equity grant would be extended to the remaining grant term. Availability of the foregoing severance benefits is conditioned upon Mr. Morgan's execution of a release.

The agreement also sets forth equity ownership guidelines pursuant to which Mr. Morgan is expected to own the lesser of (1) 40% of any restricted stock granted to him that vests after February 21, 2006 and (2) stock worth at least 40% of his base salary.

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On February 15, 2006 the Company's former Chief Financial Officer, Anthony P. Dolanski, and the Securities and Exchange Commission (the "SEC") finalized a settlement agreement in respect of civil litigation brought by the SEC. Because the settlement provides for a one-year suspension from appearing or practicing as an accountant before the SEC, Mr. Dolanski will no longer serve as the Company's Chief Financial Officer effective February 21, 2006. Mr. Dolanski will continue with the Company as a Managing Director, working with the Company's private core companies and supporting the Company's acquisition efforts.

R. Kirk Morgan, has been promoted from Vice President of Finance to Chief Financial Officer effective February 21, 2006. Mr. Morgan, 39, joined the Company in 1999 and has worked in various roles in the Company's finance department since then. His responsibilities have included the oversight of all of the Company's internal financial operations, including accounting, budgeting, internal controls, financial systems and internal and external reporting. Prior to joining the Company, Mr. Morgan worked for PricewaterhouseCoopers, LLP, where he was a member of the middle market and growing company audit practice.

The terms of Mr. Morgan's employment are set forth under Item 1.01 and such information is incorporated in this Item 5.02 by reference. The Company made the following equity grants to Mr. Morgan since the beginning of the last fiscal year. On July 22, 2005, the Company granted Mr. Morgan 172,000 stock appreciation rights ("SARs") with a base amount of $7.34, the fair market value on the date of grant. Twenty-five percent of the SARs vest on the one-year anniversary of grant and the remainder vest monthly pro rata over the three-year period thereafter. On July 22, 2005, the Company also issued Mr. Morgan 44,400 shares of restricted stock, 11,100 of which vested in November 2005 and 11,100 of which vest in each of November, 2006, 2007 and 2008.

Mr. Morgan has no material transactions with the Company outside the context of his employment since the beginning of the Company's last fiscal year and does not have a family relationship with any director or other executive officer of the Company.

Item 7.01.	Regulation FD Disclosure

On February 22, 2006, the Company issued a press release announcing the management changes described above. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits

(c) Exhibits

The following exhibits are filed herewith:

10.1	Letter Agreement dated February 21, 2006 between Internet Capital Group, Inc. and R. Kirk Morgan
99.1	Press Release issued by Internet Capital Group, Inc. on February 22, 2006

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

INTERNET CAPITAL GROUP, INC.
Date: February 22, 2006	By:	/s/ Suzanne L. Niemeyer
	Name:	Suzanne L. Niemeyer
	Title:	Managing Director, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description
10.1	Letter Agreement dated February 21, 2006 between Internet Capital Group, Inc. and R. Kirk Morgan
99.1	Press Release issued by Internet Capital Group, Inc. on February 22, 2006